                                                                   EXHIBIT 10.2


             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.






                             CONTRIBUTION AGREEMENT

                                     between

                           FREE RADICAL SCIENCES, INC.

                                       and

                            CLINTEC NUTRITION COMPANY




                             -----------------------

                                  April 5, 1994
                             -----------------------

                                TABLE OF CONTENTS

                                                                     Page

         SECTION 1 - CONTRIBUTION OF ASSETS                            1

             1.1   Contribution of Assets                              1
             1.2   Assumption of Liabilities                           2
             1.3   Issuance of Common Shares and Non-Convertible
                   Preferred Shares; Contingent Payments               3
             1.4   Transfer of Contributed Assets                      6
             1.5   Delivery of Records and Contracts                   6
             1.6   Closing                                             6
             1.7   Section 351 Transaction                             6
             1.8   Tax Definition                                      6
             1.9   Certain Payments Relating to Contract with
                   Dickson Research Group                              6
             1.10  Cooperation with FRS in Obtaining Rights under
                   Contract de Recherche                               7

        SECTION 2 - REPRESENTATIONS AND WARRANTIES OF CLINTEC          7

             2.1   Organization and Qualification                      7
             2.2   Authority to Execute and Perform Agreements         7
             2.3   Compliance with Laws                                8
             2.4   Consents; No Breach                                 8
             2.5   Actions and Proceedings                             9
             2.6   Contracts and Other Agreements                      9
             2.7   Intangible Property                                10
             2.8   Title to Assets; Liens                             11
             2.9   Insurance                                          11
             2.10  Brokerage                                          12
             2.11  Full Disclosure                                    12
             2.12  Contract de Collaboration                          12
             2.13  Investment Representations                         12

        SECTION 3 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
        FRS TO CLOSE                                                  13

             3.1   Representations, Warranties and Covenants          13
             3.2   Third Party Consents                               13
             3.3   Baxter Agreement with Pace                         14
             3.4   Non-Solicitation Agreement                         14
             3.5   License Agreement                                  14
             3.6   Services Letter                                    14
             3.7   Letter Agreement                                   14
             3.8   Opinion of Counsel to Clintec                      14
             3.9   Litigation                                         14
             3.10  Delivery of Instruments of Transfer                14
             3.11  Stock Purchase Agreement                           14


                                       (i)

        SECTION 4 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
        CLINTEC TO CLOSE                                              15

             4.1   Delivery of Assumption Agreement                   15
             4.2   Litigation                                         15
             4.3   License                                            15
             4.4   Stock Purchase Agreement                           15

        SECTION 5 - NON-COMPETITION AND EMPLOYEE NON-SOLICITATION..   15

             5.1   No Competing Business                              15
             5.2   Certain Acquisitions of Competing Businesses       16
             5.3   Non-Solicitation of FRS Employees                  16
             5.4   No Disclosure of Proprietary Information           17
             5.5   Remedies                                           17

        SECTION 6 - INDEMNIFICATION                                   17

             6.1   Survival                                           17
             6.2   Obligation of Clintec to Indemnify                 19
             6.3   Obligation of FRS to Indemnify                     19
             6.4   Notice and Opportunity to Defend                   19
             6.5   Other Benefits                                     20
             6.6   Limitation on Representations and Warranties       20
             6.7   Exclusion                                          20

        SECTION 7 - MISCELLANEOUS                                     21

             7.1   Publicity                                          21
             7.2   Notices                                            21
             7.3   Entire Agreement                                   22
             7.4   Australian Insurance                               22
             7.5   Confidentiality Letter                             22
             7.6   Waivers and Amendments; Non-Contractual Remedies;
                   Preservation of Remedies                           22
             7.7   Governing Law                                      23
             7.8   Binding Effect; No Assignment                      23
             7.9   Expenses                                           23
             7.10  Taxes                                              23
             7.11  Variations in Pronouns                             23
             7.12  Counterparts                                       23
             7.13  Exhibits and Schedules                             23
             7.14  Headings                                           24



                                      (ii)

                                    SCHEDULES

         1.1(i)    Inventory
         1.1(ii)   Contributed Contracts
         1.1(iv)   Intangible Property
         1.2       Assumed Liabilities
         2.3       Permits
         2.4       Consents
         2.5       Actions and Other Proceedings
         2.6       Contracts and Other Agreements
         2.7       Intangible Property



                                       (i)

                             CONTRIBUTION AGREEMENT


          CONTRIBUTION AGREEMENT dated as of April 5, 1994, among Free Radical Sciences, Inc., a Delaware corporation ("FRS") and Clintec Nutrition Company, an Illinois general partnership ("Clintec").


                                   WITNESSETH

          WHEREAS, Clintec is the owner of certain intangible property described on Schedule 1.1(iv) hereto (collectively, the "Technology").

          WHEREAS, Clintec desires to contribute to FRS, and FRS desires to acquire, all of Clintec's right, title and interest in and to the Technology in exchange for Common Stock and NonConvertible Preferred Stock of FRS and for certain rights to receive contingent payments from FRS, as part of a transaction in which certain other investors will acquire Common Stock and Series A Preferred Stock of FRS.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:


                       SECTION I. - CONTRIBUTION OF ASSETS

          A. CONTRIBUTION OF ASSETS. Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.6 hereof), Clintec agrees to sell and FRS agrees to purchase, effective as of the Effective Date (as defined in Section 1.6 hereof), free and clear of any mortgage, lien, pledge, charge, security, interest or encumbrance of any kind, including, without limitation, Tax liens (a "Lien"), other than Permitted Liens (as hereinafter defined), all right, title and interest of Clintec in, to and under:

          (i) the clinical supplies listed on Schedule 1.1(i);

          (ii) All rights under all contracts, agreements, licenses and commitments listed on Schedule 1.1(ii) except for Clintec's rights under Section 10.14 of the contract (the "Dickson Contract") between Clintec and Dickson Research Group ("Dickson"), entered into on the date hereof, (collectively, the "Contributed Contracts");

          (iii) all of Clintec's rights, claims, credits, causes of action or rights of set-off against third parties relating to any of the Contributed Contracts, the other items referred to in paragraphs (i) and (iii) - (vii) of this Section 1.1 or to the Compounds, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

          (iv) the items listed on Schedule 1.1(iv) and all patents, licensed patents, copyrights, trademarks, tradenames, technology, know-how, processes, trade secrets, inventions, invention records, proprietary data, formulae, research and development data, human clinical data, computer software programs and other intangible property and any applications for the same owned or licensed by Clintec and relating to the molecular entities L-2-oxothiazolidine-4-carboxylate (Procysteine), its isomers, its esters (including diesters) and its neutral salts, the cysteine derivative N-acetyl-cysteine, and glutathione esters (including diesters) including the alkyl monoesters (collectively, the "Compounds");

          (v) all books, records, files and papers, whether in hard copy or computer format, relating to the items described in paragraphs (i) -
          (iii) and (vi) - (vii) of this Section 1.1 or to the Compounds, including, without limitation, manuals and data and correspondence relating to the Contributed Contracts;

          (vi) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, items described in paragraphs (i) - (iii) and (v) - (vii) of this Section 1.1 or to the Compounds, if any;

          (vii) all rights to commercially exploit any other free-radical scavengers which have been developed or are being developed, as of the date hereof, by or on behalf of Clintec for a primary purpose or use as a pharmaceutical, if any (collectively, the "Other Compounds");
          Section 1.1(i) through (vii) shall be referred to collectively as the "Contributed Assets".

          At the closing, Clintec shall also contribute to the capital of FRS all of FRS's indebtedness to Clintec for money borrowed or other amounts advanced to FRS, except that Clintec shall not contribute to the capital of FRS but FRS shall repay to Clintec by wire transfer of immediately available funds at the Closing an amount equal to $175,304, determined as set forth in the Reconciliation Letter between Clintec and FRS of even date herewith.

          B. ASSUMPTION OF LIABILITIES. Upon the sale and purchase of the Contributed Assets, FRS shall assume and agree to pay or discharge when due the liabilities and obligations of Clintec which are to be performed after the Closing Date (as defined in Section 1.6 below) as are described on
     Schedule 1.2. Such liabilities to be assumed by FRS under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities." Except as otherwise specifically provided in this Section 1.2, (a) FRS shall not assume or be liable for any obligation or liability of Clintec, of any kind or nature, known, unknown, contingent or otherwise, including without limitation: (i) any liability of Clintec incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to the performance by Clintec of its obligations hereunder, (ii) any liability or obligation of Clintec arising out of any contract or agreement, (iii) any liability or obligation arising out of or relating to the clinical development or testing of the Compounds or the Other Compounds on or prior to Closing, (iv) any obligations to Clintec's employees, including without limitation, any pension, retirement, or profit-sharing plan or trust, (v) any litigation, proceeding, claim by any person or entity or other obligation of Clintec arising out of the conduct of Clintec's business or its use of the Compounds or other Contributed Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date, (vi) Taxes (as defined in Section 1.8) whether relating to periods before or after the Closing Date, and (vii) any obligations under any law, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws; and
     (b) Clintec shall be solely responsible for, and shall discharge, any and all liabilities and obligations of Clintec not included within the Assumed Liabilities. The assumption of the Assumed Liabilities by FRS hereunder shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with FRS or Clintec. Nothing herein shall prevent FRS from contesting in good faith any of the Assumed Liabilities.

               CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                       THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.




          C. ISSUANCE OF COMMON SHARES AND NON-CONVERTIBLE PREFERRED SHARES; CONTINGENT PAYMENTS. (a) In consideration of the contribution of the Contributed Assets to FRS, at the Closing, FRS shall deliver to Clintec certificates for an aggregate of 3,400,000 shares (the "Common Shares") of FRS's Common Stock, $.01 par value per share, and 9,000 shares (the "Preferred Shares") of FRS's Non-Convertible Preferred Stock, $.01 par value per share, registered in the name of Clintec.

              (b) From and after the Closing, FRS shall pay to Clintec in U.S. dollars, within 30 days after the end of each calendar quarter after the Closing, a royalty equal to **** of FRS's Gross Margin (as hereinafter defined) on Net Sales (as hereinafter defined) of drugs sold by FRS or any subsidiary, affiliate or sublicensee of FRS during such calendar quarter for applications for patients with AIDS approved by the FDA (in the case of sales in the United States) or approved by any foreign regulatory agency, if applicable (in the case of sales outside the United States) (the "AIDS Drugs"); provided however, that no such royalty will be payable by FRS until FRS's cumulative Gross Margin on Net Sales of AIDS Drugs exceeds the total amount of costs incurred for clinical inventory used in the AIDS clinical studies (up to a maximum of **** million of such costs), which royalty shall be payable only on such excess; and provided further, that the sum of all royalty obligations with respect to technology involved in the manufacture, use or sale of such AIDS drug will in no case, in the aggregate, exceed **** of Net Sales, which percentage will include payments to Cornell Research Foundation and any other third party for technology involved in the manufacture, use or sale of such AIDS drug (the "Contingent Payment").

              (c) For this purpose, Gross Margin shall mean Net Sales less the direct cost of goods sold, which will include royalties paid to Cornell and any other third party for technology involved in the manufacture, use or sale of the drug. Also for this purpose, Net Sales shall mean the gross amount of money billed by FRS to its customers on sale or use of drugs for FDA approved applications for patients with AIDS subsequent to the Closing,
     **************************************************************************
     **************************************************************************
     **************************************************************************
     **************************************************************************
     ************************************************************** FRS will deliver to Clintec within 30 days after the end of each calendar year ending after the Closing a report in writing setting forth sales of the AIDS Drugs and will accompany such report with an appropriate payment of royalty due for such period. FRS will keep accurate records for at least three years, certified by it, showing the information by which FRS arrived at a royalty determination and will permit an auditor appointed and paid for by Clintec and acceptable to FRS to make such inspection of said records as may be necessary to verify royalty reports made by FRS. However, if such inspection demonstrates that the royalties paid were less than 90% of the royalties due, and FRS' Net Sales of the AIDS Drugs for the applicable year was $500,000 or more, then FRS shall reimburse Clintec the reasonable charges charged by the auditor for such inspection.

              (d) In the event it is ultimately determined, by a court of competent jurisdiction or pursuant to any agreement between FRS and the Internal Revenue Service ("IRS") and/or any applicable state tax authority (collectively "Tax Authority"), that any payment made pursuant to Section 1.3(b) is not currently deductible by FRS for federal or state income tax purposes (a "Final Determination"), then the amounts payable by FRS under
     Section 1.3(b) after such Final Determination becomes final shall be reduced to the extent necessary so that the present value, as of the first day of the first year for which any payment is determined not to be currently deductible, of (i) all payments made by FRS under Section 1.3(b) (taking into account the reduction under this Section 1.3(d)) minus (ii) all Tax Reductions attributable to such payments, is equivalent to the present value, as of the first day of the first year for which any payment is determined not to be currently deductible, of (iii) all payments that would be provided for under Section 1.3(b) but for this Section 1.3(d) and
     Section 1.3(e) if all such payments had been currently deductible for federal and state income tax purposes, minus (iv) all Tax Reductions attributable to such payments, it being the intention of the parties that FRS be put in the same economic position it would have been in had the amounts payable pursuant to Section 1.3(b) been currently deductible for federal and state income tax purposes. For this purpose, (i) present value of a payment of Tax Reduction shall be determined by using, for each calendar year of the computation, the federal mid-term rate determined using an annual compounding convention under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), announced for January of such calendar year, and (ii) the "Tax Reduction" attributable to a payment is the amount of the actual reduction in federal and state income tax liability resulting from the payment.

              (e) In the event the IRS asserts that any payment made pursuant to
     Section 1.3(b) is not currently deductible by FRS for federal income tax purposes and the matter has not been settled or resolved upon the completion of the audit examination (including an appeal to the IRS appeals office) (an "Interim Determination") then, notwithstanding the provisions of Section 1.3(d), the amounts payable by FRS under Section 1.3(b) after the Interim Determination may be reduced to the extent they could have been reduced under Section 1.3(d) if such deficiency had been upheld or agreed to in a Final Determination, provided, however, that if there is a Final Determination in which such deficiency is not upheld or agreed to in its entirety, then FRS shall pay to Clintec, within 90 days of such Final Determination, the amount necessary to put Clintec in the same economic position it would have been in if this Section 1.3(e) had not applied.

              (f) In the event that the amounts payable under Section 1.3(b) without regard to Sections 1.3(d) and 1.3(e) are insufficient to permit any reduction in the amounts payable under Section 1.3(b) that is required pursuant to Section 1.3(d) or 1.3(e) as a result of a Final Determination or Interim Determination to be effected within the four next succeeding calendar quarters after such Final Determination or Initial Determination, then Clintec shall pay to FRS, within 90 days after the end of the last of such calendar quarters, the amount necessary to put FRS in the economic position it would have been in if the amounts payable under Section 1.3(b) had been sufficient to permit the full amount of any such required reduction to be effected.

              (g) FRS shall give Clintec a reasonable period of time (i) to review any federal or state income tax returns of FRS in which FRS claims a deduction for payments made pursuant to Section 1.3(b) prior to the filing of any such returns and (ii) to control the manner in which any such deductions are claimed on such return.

              (h) FRS shall promptly notify Clintec of any claim by a Tax Authority that any payment made by FRS under Section 1.3(b) is not currently deductible, and in such event Clintec shall have the exclusive right to assume the defense of any such claim and to control any controversy resulting therefrom, at Clintec's expense. FRS agrees to cooperate with Clintec in the defense of any such claim and to cooperate with Clintec and the FRS Firm or the Joint Firm (as hereinafter defined) in the determination of the amount of any reduction in payments required hereunder. Such cooperation shall include, but not be limited to, (i) the execution and delivery of any power of attorney required to allow

     Clintec and its representatives to represent FRS in any controversy which Clintec has the right to control hereunder, (ii) the prompt and timely filing of appropriate claims for any refund, and (iii) making available to Clintec and its representatives all books, records (including working papers and schedules), information and employees necessary or useful in connection with any tax inquiry, audit, investigation, dispute or litigation relating to the matters described in this Section 1.3(h).

              (i) The determination of the amount of any reduction pursuant to Sections 1.3(d) or 1.3(e) hereof shall initially be made by the independent certified public accountants then serving as auditor for FRS (the "FRS Firm"), and such determination shall be furnished to Clintec in writing, which shall include a computation of the amount of any reduction and a detailed written explanation of the manner in which such computation was made. If Clintec objects in writing to such determination within 60 days after it is received by Clintec, then the amount of any reduction shall be determined by a "Big Six" firm of independent certified public accountants jointly selected by Clintec and FRS (or, if they are unable to agree, then such a firm jointly selected by the FRS Firm and a firm of independent public accountants designated by Clintec) (the "Joint Firm"), and the decision of the Joint Firm shall be final and binding upon the parties. If Clintec does not object in writing to the determination of the FRS Firm within such time period, then the decision of the FRS Firm shall be final and binding upon the parties. No reduction in the payments provided for in
     Section 1.3(b) shall be made until a decision of the FRS Firm or the Joint Firm has become final. The fees and expenses of the FRS Firm shall be borne by FRS, and the fees and expenses of the Joint Firm shall be shared equally by Clintec and FRS, except that if the Joint Firm decides that the amount of any reduction in payments required hereunder is less than 90% of the amount of the reduction decided by the FRS Firm, then FRS shall bear all of the fees and expenses of the Joint Firm.

          D. TRANSFER OF CONTRIBUTED ASSETS. At the Closing, Clintec shall deliver or cause to be delivered to FRS good and sufficient instruments of transfer transferring to FRS title to all of the Contributed Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to FRS and its counsel, and (c) shall effectively vest in FRS good title to all the Contributed Assets free and clear of all Liens.

          E. DELIVERY OF RECORDS AND CONTRACTS. At the Closing, Clintec, to the extent FRS does not already have possession of such documents or rights, shall deliver or cause to be delivered to FRS, at FRS' request, all written leases, contracts, commitments and rights evidencing Contributed Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to assure FRS of the full benefit of the same. From time to time, pursuant to the request of FRS delivered to Clintec after the Closing, Clintec, at Clintec's expense and without any further consideration, will execute and deliver to FRS such instruments and documents of conveyance and transfer, and do and cause to be done such acts or things, as FRS may reasonably request in order to more effectively contribute, convey, transfer and assign to FRS, or to perfect or record FRS's interest in or title to, or to enable FRS to use, any and all of the Contributed Assets, or otherwise to carry out the purposes and intent of this Agreement.

          F. Closing. The closing of the sale and purchase of the transactions contemplated hereby (the "Closing"), shall take place at the offices of Palmer & Dodge, One Beacon Street, Boston, MA at 10:00 a.m., local time, on April 5, 1994, or at such other time and place as agreed to by the parties (the "Closing Date") and the effective date of such sale and purchase shall be February 1, 1994 (hereinafter referred to as the "Effective Date").

          G. Section 351 Transaction. The parties intend that the contribution of the Contributed Assets be treated as a transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties agree that they will prepare and file their federal and any state or local income tax returns in a manner consistent with such characterization.

          H. Tax Definition. For purposes of this Agreement, the term "Taxes" or individually, a "Tax" shall mean all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon.

               CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                       THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.



          I. Certain Payments Relating to Contract with Dickson Research Group. Upon the fulfillment, to FRS's satisfaction, of all of Dickson's obligations to FRS with respect to Study 3.0 under the Dickson Contract, FRS shall pay to Clintec by certified check or wire transfer of immediately available funds an amount equal to ********* representing the value of Clintec's prepayment under the Dickson Contract. FRS agrees that after the Closing it will continue to use Dickson for the completion of Study 3.0 unless it has a valid business reason for terminating Dickson.

          J. Cooperation with FRS in Obtaining Rights under Contract de Recherche. Clintec Technologies, S.A. and L'Institut National de la Recherche Agronomique ("INRA") entered into a Research Contract on December 24, 1992 (the "INRA Contract") under which Clintec may have rights to commercially exploit any research results, inventions or discoveries. To the extent that Clintec has such rights (including the right to license
     FRS) under the INRA Contract as such rights relate to Pharmaceutical Applications (as defined in the License Agreement) without the payment by Clintec of additional consideration therefor, Clintec will execute an exclusive, fully paid, royalty-free license granting to FRS all such rights. To the extent Clintec is unable to license such rights, Clintec will use its best efforts to cause INRA to offer to FRS an exclusive license, granting FRS all such rights, provided, however, that Clintec shall not be required to make any payment to INRA or to incur any out-of-pocket expenses in connection therewith. Clintec will provide FRS copies of all correspondence between Clintec and INRA which relates to the INRA Contract and Pharmaceutical Applications (as defined in the License Agreement), and will give FRS an opportunity to respond to such correspondence to the extent that such correspondence relates to Pharmaceutical Applications of the Compounds or the Other Compounds.


                    SECTION II. - REPRESENTATIONS AND WARRANTIES
                                   OF CLINTEC

          Clintec represents and warrants to FRS as follows:

          A. Organization and Qualification. Clintec is a general partnership duly established, validly existing and in good standing under the laws of Illinois and has full power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Clintec is not required to be qualified or otherwise authorized to transact business as a foreign partnership in any jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on the Contributed Assets. Clintec does not file and is not required to file any franchise, income or other tax returns in any jurisdiction (in the United States or outside of the United States) other than in Illinois, based upon the ownership or use of the Contributed Assets therein or the derivation of income therefrom.

          B. Authority to Execute and Perform Agreements. Clintec has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements (as hereinafter defined) and to perform fully its respective obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and is the valid and binding obligation of Clintec enforceable in accordance with its terms. Clintec has obtained the necessary approval of its partners, (collectively, the "Partners"), and third parties to the transactions contemplated by this Agreement and the Related Agreements.

          C. Compliance with Laws.

              (a) Clintec is not in violation of any order, judgment, injunction, award or decree binding upon it relating to the Contributed Assets, or which would affect the transactions contemplated hereunder. Subject to the exception that Clintec makes no representation or warranty in respect of the activities of FRS at its offices located at 245 First Street, Cambridge, Massachusetts, neither Clintec nor FRS, nor their respective officers, directors, employees or agents, is in violation of any Environmental or Clinical Testing Law (as hereinafter defined). For purposes of this Agreement, Environmental or Clinical Testing Law shall mean the regulations and requirements of the Occupational Safety and Health Administration ("OSHA"), and laws, ordinances, regulations and other requirements respecting the clinical testing of health care products, pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, human bodily fluids, chemicals or industrial, toxic or hazardous substances or wastes. Clintec and, to the best of Clintec's knowledge, FRS have never received notice of, and there has never been, any citation, fine or penalty imposed or asserted against Clintec, or, to the best knowledge of Clintec, FRS for any such violation or alleged violation.

              (b) Set forth on Schedule 2.3 are all of the licenses issued by OSHA and all other licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, relating to the clinical testing of health care products and environmental matters, including, without limitation, the treatment, storage, disposal, transport or handling of human bodily fluids (collectively, "Permits") that are material to the use of the Contributed Assets. Clintec holds all Permits necessary to the operation and use of the Contributed Assets as presently used. Such Permits are in full force and effect and, except as set forth on Schedule 2.3, such Permits will be transferred to FRS as part of the Contributed Assets. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of Clintec, threatened to revoke or limit any Permit.

          D. Consents; No Breach. All consents, permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with Clintec, that are required in connection with the performance of Clintec's obligations under this Agreement, or the assignment of the Contributed Assets or the assumption of the Assumed Liabilities are set forth on Schedule 2.4 hereto. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not
     (i) violate any provision of the Partnership Agreement of Clintec; (ii) except as set forth on Schedule 2.4, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Clintec is a party or to which any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Clintec or the securities, properties, assets or business of Clintec; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Clintec or to the securities, properties, assets or business of

     Clintec; (v) violate any Permit; (vi) except as set forth in Schedule 2.4, require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii) result in the creation of any Lien on the Contributed Assets.

          E. ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Clintec which are reasonably likely to affect or relate to any of the Contributed Assets or the transactions contemplated hereunder. Except as set forth on Schedule 2.5, there are no actions, suits or claims or legal, administrative (other than patent office proceedings not involving third parties) or arbitral proceedings or, to the best knowledge of Clintec, governmental investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Clintec, threatened against or involving Clintec which are reasonably likely to affect or relate to any of the Contributed Assets or the transactions contemplated hereunder. To the best of Clintec's knowledge, there is no fact, event or circumstance that may give rise to any suit, action, claim, governmental investigation or proceeding based upon a material violation of any law governing environmental matters, including, without limitation, the treatment, storage, disposal, transport or handling of human bodily fluids, or regulating the clinical testing of health care products that individually or in the aggregate would have a material adverse effect on the Contributed Assets or the transactions contemplated hereunder.

          F. CONTRACTS AND OTHER AGREEMENTS. Schedule 2.6 contains a complete and correct list of all agreements, contracts and commitments of the following types, written or oral, (1) to which Clintec is a party and which relate to the Compounds or the Other Compounds, (2) to which the Contributed Assets are bound, subject to or affected by (except to the extent any such agreements, contracts or commitments relate solely to Clinical Nutrition (as defined in the License Agreement), or (3) to the best of Clintec's knowledge, to which FRS is a party:

                   (i) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services;

                   (ii)  partnership or joint venture agreements;

                   (iii) contracts, options and other agreements for the purchase of any asset, tangible or intangible calling for an aggregate purchase price or payments in any one year of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

                   (iv) contracts and other agreements that cannot by their terms be canceled by Clintec and any successor or assignee of Clintec without liability, premium or penalty on no less than thirty days notice;

                   (v) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                   (vi) contracts and other agreements containing covenants of Clintec not to compete in any line of business or with any person or covenants of any other person not to compete with Clintec in any line of business;

                   (vii) contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing any such liability;

                   (viii) distributorship or licensing agreements;

                   (ix) contracts under which Clintec will acquire or has acquired ownership of, or license to, intangible property, including software (other than software licensed by Clintec as an end user for less than $25,000 and not distributed by it); or

                   (x) any other material contract or other agreement whether or not made in the ordinary course of business.

          There have been delivered or made available to FRS true and complete copies of all of the written contracts and other agreements (and all amendments, waivers or other modifications thereto) and accurate descriptions of all oral contracts and other agreements set forth on
     Schedule 2.6. Except as set forth in Schedule 2.6, all of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Clintec or FRS, as applicable, and to the best knowledge of Clintec, binding upon the other parties thereto in accordance with their terms, and Clintec or FRS, as applicable, has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the best knowledge of Clintec, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

          G. INTANGIBLE PROPERTY. (a) Except as set forth on Schedule 2.7, Clintec has exclusive ownership of all patents, trademarks and trade names; all applications to register any of the foregoing; all trade secrets, inventions, customer lists, manufacturing or other processes, designs, data compilations, research results and other confidential information and legally protected proprietary rights (collectively, "Proprietary Rights") that constitute Contributed Assets and Clintec has the right to use, free and clear of claims or rights of others, all such Proprietary Rights.

              (b) Clintec has not received any notices claiming infringement by Clintec of any Proprietary Rights of others, and, to the best knowledge of Clintec none of the present activities of Clintec or its products or assets infringe on any Proprietary Rights of others, including unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employees of Clintec.

              (c) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights (or applications therefor) which constitute Contributed Assets are listed in Schedule 2.7 ("Registered Rights"). All of the Registered Rights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and, to the best of Clintec's knowledge, in each such other jurisdiction, provided, however, that Clintec makes no representation or warranty as to the validity or enforceability of any issued patent or trademark.

              (d) Clintec has disclosed or made available confidential information and trade secrets included in the Proprietary Rights only to
     (i) employees of Clintec who required
     such disclosure or access for Clintec's business purposes and who, to the best of Clintec's knowledge, have exercised the same degree of care to preserve the confidentiality of such information and trade secrets as they have to preserve the confidentiality of other confidential information and trade secrets of Clintec, and (ii) consultants or other third parties (other than employees of FRS) who have executed written confidentiality agreements governing their use of such confidential information and trade secrets. Clintec is not aware of any unauthorized disclosure of any such confidential information or trade secrets by any of its employees or of any breach of any obligation of any such consultants or other third parties under the confidentiality agreements referred to above.

              (e) To the best of Clintec's knowledge, none of the activities of Clintec's employees relating to the Proprietary Rights violate any agreements which any such employees have with former employers.

          H. TITLE TO ASSETS; LIENS. Clintec owns outright and has good title to all the Contributed Assets, free and clear of any Liens, except for liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons or attorneys' liens, all of which are not yet due and payable ("Permitted Liens"). Upon delivery of and payment for the Contributed Assets as herein provided, FRS will acquire all of Clintec's right, title and interest thereto, free and clear of any Liens. The Contributed Assets constitute all assets of Clintec which relate to the Compounds or the Other Compounds.

          I. INSURANCE. Clintec is covered by all policies or binders of liability, product liability, clinical trial and other insurance that are customary and reasonable in relation to the Contributed Assets. Such policies and binders are in full force and effect, all premiums with respect thereto are currently paid and are in conformity with the requirements of all contracts to which Clintec is a party and are valid and enforceable in accordance with their terms. Neither Clintec nor the Partners is in default with respect to any provision contained in any such policy or binder nor has Clintec or the Partners failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Clintec nor the Partners has received notice of cancellation or non-renewal of any such policy or binder.

          J. BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of Clintec, the Partners or their respective affiliates in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Clintec, the Partners or their respective affiliates, or any action taken by them.

          K. FULL DISCLOSURE. No representation or warranty of Clintec contained in this Agreement, including the schedules attached hereto, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

          L. CONTRACT DE COLLABORATION. Clintec has the authority to transfer and assign to FRS, without the consent (written or otherwise) by the other parties thereto, and will transfer and assign to FRS at the Closing, all of Clintec's rights and interests in the following research contracts which are described on Schedule 1.1(ii), section 3:

              (i) Contract de Collaboration between Clintec Technologies S.A. and L'Universite, Joseph Fourier, and

              (ii) Contract de Collaboration between Clintec Technologies S.A. and L'Institut National de la Recherche Agronomique dated October 25, 1993.

          M. INVESTMENT REPRESENTATIONS.

              (a) Clintec has not relied upon the advice of a "purchaser representative," as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act") in evaluating the risks and merits of the Common Shares and Preferred Shares (collectively, the "Shares").

              (b) Clintec has had an opportunity to ask questions of and receive answers from FRS, or a person or persons acting on FRS's behalf, concerning the terms and conditions of the Shares.

              (c) Clintec understands that the Shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction in reliance upon exemptions for private offerings, and that, while FRS may in the future register the Shares, except as set forth in the Registration Rights Agreement of even date herewith between FRS, Clintec and the other parties named therein ("Registration Rights Agreement") it is under no obligation to do so, and Clintec further understands that Clintec is acquiring the Shares without being furnished any offering literature or prospectus.

              (d) Clintec represents that the Shares are being acquired solely for its own account, for investment and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof; Clintec has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto.

              (e) Clintec acknowledges and is aware that there are substantial restrictions on the transferability of the Shares; the Shares cannot be resold unless the Shares are registered under the Securities Act and any applicable securities law of any state or other jurisdiction, or an exemption from registration is available; except as set forth in the Registration Rights Agreement, Clintec has no rights to require that the Shares be registered under the Securities Act; and there currently is no and there may never be, a public market for the Shares.

              (f) Clintec has such knowledge and experience in financial and business matters that it is capable of evaluating the relative risks and merits of the Shares.

              (g) Clintec is a general partnership organized and with its principal place of business in the state of Illinois.


                       SECTION III. - CONDITIONS PRECEDENT TO
                         THE OBLIGATION OF FRS TO CLOSE

          The obligation of FRS to enter into and complete the Closing is subject, at the option of FRS acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

          A. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Clintec contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Clintec shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Clintec on or prior to the Closing Date. Clintec shall have delivered to FRS a certificate, dated the Closing Date and signed by an officer of Clintec to the foregoing effect and stating that all conditions to FRS's obligations hereunder have been satisfied.

          B. THIRD PARTY CONSENTS. FRS shall have received evidence of the receipt of all authorizations, consents and permits of others required to permit the consummation by FRS and Clintec of the transactions contemplated by this Agreement, including but not limited to, all consents set forth on
     Schedule 2.4, except to the extent waived by FRS in writing.

          C. BAXTER AGREEMENT WITH PACE. Baxter shall have executed and delivered a waiver of certain rights of Baxter under its contract with Gary Pace, dated August 22, 1989, (the "Waiver") in the form agreed by the parties.

          D. NON-SOLICITATION AGREEMENT. Baxter shall have executed and delivered the Employee Non-Solicitation Agreement between Baxter and FRS, dated of even date herewith.

          E. LICENSE AGREEMENT. Clintec shall have executed and delivered the License Agreement between Clintec and FRS, dated of even date herewith (the "License Agreement").

          F. SERVICES LETTER. Baxter shall have executed and delivered the letter relating to the provision by Baxter of certain services, dated of even date herewith, together with the Non-Solicitation Agreement and the Waiver (together with the License Agreement and the Letter Agreement described in Section 3.7 the "Related Agreements").

          G. LETTER AGREEMENT. The Letter Agreements, dated June 15, 1993 and December 22, 1993, respectively, between FRS and Clintec shall be terminated and of no further force and effect.

          H. OPINION OF COUNSEL TO CLINTEC. FRS shall have received the opinion of Bell, Boyd & Lloyd, counsel to Clintec, dated the Closing Date, addressed to FRS, and in the form agreed by the parties.

          I. LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of FRS, a materially adverse effect on the Contributed Assets.

          J. DELIVERY OF INSTRUMENTS OF TRANSFER. Clintec shall have delivered or caused to be delivered to FRS instruments of transfer in conformity with
     Section 1.4 above.

          K. STOCK PURCHASE AGREEMENT. The transactions contemplated by the Series A Convertible Preferred Stock Purchase Agreement of even date herewith among The Venture Capital Fund of New England III, L.P., Advent International Investors II Limited Partnership, Rovent II Limited Partnership, Global Private Equity II Limited Partnership, Paal C. Gisholt, Charles Hsu, Sprout Capital VI, L.P., DLJ Capital Corporation Baxter, Clinical Nutrition Holdings, Inc. ("CNHI") and FRS (the "Stock Purchase Agreement") shall have been consummated, and the other Financing Documents (as defined in the Stock Purchase Agreement) shall have been executed and delivered by the parties thereto other than FRS (except to the extent waived in writing by the parties thereto).


                       SECTION IV. - CONDITIONS PRECEDENT
                      TO THE OBLIGATION OF CLINTEC TO CLOSE

          The obligation of Clintec to enter into and complete the Closing is subject, at the option of Clintec acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

          A. DELIVERY OF ASSUMPTION AGREEMENT. FRS shall have delivered or caused to be delivered to Clintec an agreement for assumption of the Assumed Liabilities by FRS containing provisions (not inconsistent with the provisions hereof) which are usual and customary for assuming the liabilities involved.

          B. LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, and such action, suit or proceeding shall not have been stayed.

          C. LICENSE. FRS shall have executed and delivered the License
     Agreement.

          D. STOCK PURCHASE AGREEMENT. The transactions contemplated by the Stock Purchase Agreement shall have been consummated, and the other Financing Documents shall have been executed and delivered by the parties thereto other than Clintec, Baxter and CNHI (except to the extent waived in writing by the parties thereto).

         SECTION V. - NON-COMPETITION AND EMPLOYEE NON-SOLICITATION

          A. NO COMPETING BUSINESS. Clintec hereby agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Restricted Period"), Clintec will not directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, joint venturer, investor or other participant) in the development or sale of (i) the Compounds or the Other Compounds, except for Clinical Nutrition Products (as defined in the License Agreement), in the field of Nutrition (as defined in the License Agreement), or as otherwise expressly permitted by the License Agreement, or (ii) products or compounds that have as their principal purpose Pharmaceutical Applications (as defined in the License Agreement) for the purpose of manipulating glutathione levels for human therapeutic, prophylactic or other medical purposes anywhere in the world, or grant any license to any third party to do any of the foregoing, except as expressly permitted by the License Agreement (any such development or sale being herein referred to as a "Restricted Business"). It is anticipated that a number of products and compounds may be both a Clinical Nutrition Product and have Pharmaceutical Applications and this Section 5.1 shall not apply to the development or sale of such products or compounds. This section only applies to Clintec and in no way places any restrictions on any of Clintec's general partners or their affiliates, subsidiaries, and related companies.

          B. CERTAIN ACQUISITIONS OF COMPETING BUSINESSES. Notwithstanding the definition of Restricted Business contained in Section 5.1, the term Restricted Business shall not include the following business activities:

               (a) The acquisition and ownership of not more than 5% of the outstanding shares of any class of stock or other securities of any entity which engages in a Restricted Business (a "Competing Business") if such shares or securities are traded on a national securities exchange or in the over-the-counter market.

               (b) The acquisition and ownership of the outstanding shares of any class of stock or other securities or assets and properties of a Competing Business provided that the total fair market value of all assets and properties of the Competing Business (i) which are acquired, in the case of an asset purchase, or which are among the assets and properties of such Competing Business, in the case of a stock purchase, and (ii) which are used by the Competing Business in the Restricted Business, does not exceed the greater of (A) 5% of the total fair market value of all stock or other ownership interests or assets or properties of such Competing Business acquired in such transaction, or (B) $1,000,000; and provided further that upon acquiring control of such Competing Business or upon acquiring the assets and properties of such Competing Business which are used in the Restricted Business, as the case may be, Clintec shall offer to sell the assets and properties of the Competing Business which are used in the Restricted Business (the "Assets") to FRS on the following terms and conditions: Clintec shall offer the Assets to FRS by giving to FRS prompt written notice of such offer which offer shall identify, in reasonable detail, the Assets, the nature and type of transaction which Clintec desires to effect with respect thereto and, if applicable, any indications of interest in or offers for the Assets which Clintec has received (the "Notice"). During the 60-day period after receipt of the Notice (the "Negotiation Period"), FRS shall have the right to negotiate with Clintec, and if FRS elects to do so based upon such negotiations, to make a written offer or offers to acquire all of the Assets. During the Negotiation Period, Clintec agrees to negotiate with FRS in good faith, to make available such information as FRS may reasonably request with respect to the Assets (subject to receipt of a customary confidentiality agreement from FRS) and to respond promptly to any offer made by FRS. In the event Clintec accepts FRS' offer for the Assets, Clintec and FRS agree to enter into a mutually acceptable definitive agreement with respect thereto and to complete the acquisition of the Assets within 60 days of Clintec's acceptance of FRS' offer (or such longer period as may be required by regulatory constraints). In the event that during the Negotiation Period FRS does not make an offer, or makes an offer or offers which Clintec rejects, Clintec is free to (1) retain the Assets and operate the business associated therewith or (2) sell, assign or otherwise transfer the Assets after the expiration of the Negotiation Period to an unrelated third party on terms which are no less favorable, considered as a whole, to Clintec than the terms of FRS' final bona fide offer.

          C. NON-SOLICITATION OF FRS EMPLOYEES. Clintec hereby agrees that during the Restricted Period it will not (i) directly or indirectly recruit, solicit or otherwise induce or influence any technical, professional or managerial employee of FRS to discontinue such employment with FRS, or (ii) willfully induce any person or firm that performs consulting services for both Clintec and FRS at the time of the Closing to discontinue the provision of such services to FRS. Clintec also agrees that for a period of five (5) years from the Closing Date, it will not hire any employee of FRS. Nothing herein shall prevent either party from (a) hiring any employee of the other who was discharged by the other, or (b) hiring any employee of the other who quit that employment without inducement by the hiring party.

          D. No Disclosure of Proprietary Information.

              (a) Clintec hereby agrees that, except as expressly permitted by the Clinical Nutrition License Agreement, it will not directly or indirectly disclose to anyone, or use or otherwise exploit for its own benefit or for the benefit of anyone else, any trade secrets which are being contributed hereunder as Contributed Assets for as long as they remain trade secrets.

              (b) Clintec hereby agrees that, except as expressly permitted by the Clinical Nutrition License Agreement, during the Restricted Period it will not directly or indirectly disclose to anyone, or use or otherwise exploit for its own benefit or for the benefit of anyone else, any confidential information which is being contributed hereunder as Contributed Assets.

              (c) Clintec shall use reasonable efforts to require its employees to abide by the obligations of Sections 5.1, 5.2, 5.3 and 5.4.

          E. Remedies. Clintec agrees that (i) if it breaches any provision of this Section 5, the damage to FRS will be substantial, although difficult to ascertain, and money damages will not afford FRS an adequate remedy, and
     (ii) if it is in breach of this Section 5, or threatens a breach of this
     Section 5, FRS shall be entitled, in addition to all other rights and remedies as may be provided by law and this Agreement, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Section 5.

                          SECTION VI. - INDEMNIFICATION

          A. Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Schedule, certificate (except for certificates delivered by officers of FRS) or financial statement delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be indemnified in accordance with this Section 6, and, except as otherwise specifically provided in this Agreement, shall thereafter:

                   (a) survive forever, with respect to (i) any claim based upon, arising out of or otherwise in respect of any inaccuracy in, or any breach of, any representation or warranty of Clintec contained in Sections 2.2, 2.4, 2.8 and 2.13 hereof or covenant of Clintec contained in Sections 1.2, 1.5, and 1.10 (a "Clause (i) Claim") (ii) any Tax Claim or (iii) any Clinical Testing Claim; and

                   (b) terminate and expire on the second anniversary of the Closing Date with respect to any General Claim or Clintec Claim (as such Terms are hereinafter defined) or on the fifth anniversary of the Closing Date with respect to a Non-Competition/Non-Solicitation Claim based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall have given no notice on or prior to the second anniversary or, in the case of a Non-Competition/Non-Solicitation Claim, the fifth anniversary of the Closing Date to the party against which such General Claim, Clintec Claim or Non-Competition/Non-Solicitation Claim is asserted; provided, however, once notice of any such claim has been given hereunder, additional claims based upon, arising out of or otherwise in respect of such fact, circumstance, action or proceeding upon which the original claim arose may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the second anniversary or, in the case of a Non-Competition/Non-Solicitation Claim, the fifth anniversary of the Closing Date, such date being deemed to have been extended to the date of such final resolution.

     As used in this Section 6, the following terms have the following meanings:

                   (i) "General Claim" means any claim (other than a Clause (i) Claim, a Tax Claim, Clinical Testing Claim or
          Non-Competition/Non-Solicitation Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Clintec contained in this Agreement.

                   (ii) "Tax Claim" means any claim based upon, arising out of or otherwise in respect of (A) issues raised on audit by Tax authorities with respect to Clintec's business, (B) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Clintec contained in this Agreement related to Taxes or (C) any other Tax liabilities of Clintec.

                   (iii) "Clintec Claim" means any claim based upon, arising out of or otherwise in respect of any breach of any covenant or agreement of FRS contained in this Agreement.

                   (iv) "Non-Competition/Non-Solicitation Claim" means any claim based upon, arising out of or otherwise in respect of any breach of any covenant of Clintec contained in Section 5.

                   (v) "FRS Claim" means any clause (i) Claim, Tax Claim, Non-Competition/Non-Solicitation Claim, Clinical Testing Claim or General Claim.

                   (vi) "Clinical Testing Claim" any claim based upon, arising out of or otherwise in respect of any liability or obligation of FRS arising out of, relating to, based upon or otherwise in respect of (i) violations of any Environmental or Clinical Testing Law prior to the Closing Date, (ii) products liability for occurrences prior to the Closing Date or (iii) clinical testing of the Compounds or Other Compounds prior to the Closing, except for liabilities arising out of violations of laws other than Environmental or Clinical Testing Laws or liabilities arising out of labor or employment matters.

          B. Obligation of Clintec to Indemnify. Subject to the limitations set forth below and in Sections 6.5 and 6.6 hereof and to the termination provisions set forth in Section 6.1, Clintec agrees to indemnify, defend and hold harmless FRS (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs

               CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                       THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.




     or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) ("Losses") based upon, arising out of or otherwise in respect of any FRS Claim. Clintec shall have no obligation to indemnify FRS unless the total of all FRS Claims for indemnification under this Section 6.2 exceeds $******* in the aggregate (the "FRS Threshold"), whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof. In no event shall the aggregate amount payable by Clintec pursuant to this
     Section 6.2 exceed ********** (the "FRS Cap"). Notwithstanding the foregoing, the FRS Threshold and the FRS Cap shall not apply to Non-Competition/Non-Solicitation Claims, and claims based on the failure to perform the covenants contained in Sections 1.2, 1.4, 1.5, 1.10, 7.9 and 7.10.

          C. Obligation of FRS to Indemnify. Subject to the limitations set forth below and in Sections 6.5 and 6.6 hereof and to the termination provisions set forth in Section 6.1, FRS agrees to indemnify, defend and hold harmless Clintec from and against any Losses based upon, arising out of or otherwise in respect of any Clintec Claim. FRS shall have no obligation to indemnify Clintec unless the total of all Clintec Claims for indemnification under this Section 6.3 exceeds $******* (the "Clintec Threshold") in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof. In no event shall the aggregate amount payable by FRS pursuant to this Section 6.3 exceed $*********(the "Clintec Cap"). Notwithstanding the foregoing, the Clintec Threshold and the Clintec Cap shall not apply to claims based on the failure to perform the covenants in Sections 1.2, 1.9 and 7.9.

          D. NOTICE AND OPPORTUNITY TO DEFEND.

              1. Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party or parties) obligated to provide indemnification pursuant to Sections
     6.2 or 6.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

              2. Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Asserted Liability, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party which it has not approved in writing. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its Losses as provided in Sections 6.2 and 6.3 hereof. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability by the Indemnifying Party or the Indemnitee, respectively. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its out-of-pocket expense.

          E. OTHER BENEFITS. In determining the amount of any Loss, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the Indemnitee.

          F. LIMITATION ON REPRESENTATIONS AND WARRANTIES. In the event that, as of the Closing Date, an Indemnitee (or, in the case of FRS, if all of the purchasers other than Clintec or its affiliates, under the Stock Purchase Agreement (the "Purchasers")) has(ve) obtained actual knowledge of a breach of any representation, warranty or covenant made in this Agreement and has(ve) had a reasonably sufficient time in the circumstances to recognize and investigate the same, (A) such Indemnitee shall give the Claims Notice before the Closing (in the event FRS is the Indemnitee, the Purchasers shall give such Claims Notice on its behalf), (B) the parties shall thereupon negotiate in good faith to resolve such breach and/or to make appropriate adjustment to the terms of this Agreement and any related agreement, and (C) no indemnification shall be available under this Section 6 with respect to any breach as to which the Indemnitee has not complied with clause (A) of this subsection.

          G. EXCLUSION. The provisions of this Section 6 shall not apply to Sections 1.3(b)-(i), Section 1.7 or Section 7.4.

                          SECTION VII. - MISCELLANEOUS

          A. PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Clintec and FRS.

          B. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

                   (i)  if to FRS, to:

                        Free Radical Sciences, Inc.
                        245 First Street
                        14th Floor
                        Cambridge, Massachusetts  02142
                        Attention:  Chief Executive Officer
                        Facsimile:  (617) 374-1202

                        with a copy to:

                        Palmer & Dodge
                        One Beacon Street
                        Boston, MA  02108
                        Attention: Michael Lytton, Esq.
                        Facsimile: (617) 227-4420

                   (ii)  if to Clintec:

                        Clintec Nutrition Company
                        Three Parkway North
                        Deerfield, Illinois  60015
                        Attention: Chief Executive Officer
                        Facsimile: (708) 317-3182

                        with a copy to:

                        Bell, Boyd & Lloyd
                        Three First National Plaza, 70 W. Madison Street Chicago, IL 60602
                        Attention: Paul Strasen, Esq.,
                        Facsimile: (312) 372-2098

     Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

          C. ENTIRE AGREEMENT. This Agreement (including the Schedules), the Related Agreements and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Shares and the Contributed Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto. Other than the purchasers named in the Stock Purchase Agreement, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed shall give or be construed to give any person or entity, other than the parties hereto and the purchasers named in the Stock Purchase Agreement, any legal or equitable rights hereunder.

          D. AUSTRALIAN INSURANCE. Clintec hereby covenants and agrees to maintain, at its sole expense, in full force and effect the clinical trial insurance in effect on the Effective Date for the Australian Co-trimoxazole study (the "Study") through June 30, 1994 (the "Roll-Over Date"). At the election of FRS, by written notice to Clintec ten days prior to the Roll-Over Date, Clintec shall renew and maintain such policy in full force and effect until December 31, 1994. Notwithstanding any provision hereof to the contrary, FRS's only responsibilities and liabilities with respect to the Study shall be (i) payment to Clintec of the renewal premium, up to a maximum of $1,000, on the Roll-Over Date and (ii) payment of any insurance deductible for third-party claims made after the Closing Date, up to a maximum of $250,000.

          E. CONFIDENTIALITY LETTER. The Letter Agreement, effective as of January 27, 1994, between Advent International Corporation, Clintec and FRS shall automatically terminate and be of no further force and effect upon the Closing.

          F. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

          G. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflicts of law rules of The Commonwealth of Massachusetts.

          H. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law or by FRS to any of its affiliates, except that (i) Clintec and FRS may assign their respective rights under Sections 1.3(b)-(i) and (ii) Clintec may assign any of its rights hereunder to its partners or their affiliates (but such assignment shall not release Clintec from its obligations hereunder). In the event of a sale (which shall be deemed not to include a license) of a substantial portion of the Technology related to the AIDS Drugs, FRS shall obtain the agreement of the Transferee of such Technology to be bound by the provisions of Section 1.3(b)-(i) hereof, as such provisions would be modified by substituting the name of the Transferee for FRS therein, and upon obtaining such agreement FRS shall be released from its obligations under Section 1.3(b)-(i) to the extent such obligations relate to the sales of AIDS Drugs by the Transferee.

          I. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that, Clintec shall pay the legal fees and expenses of Palmer & Dodge incurred in connection with negotiating, drafting and consummation of the transactions contemplated by this Agreement, up to a maximum amount of $25,000.

          J. TAXES. Clintec shall be responsible for the payment of any sales, transfer, documentary or similar tax due as a result of the transactions contemplated by this Agreement.

          K. VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          L. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          M. EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          N. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


     Attest:                           FREE RADICAL SCIENCES, INC.


     _________________________         By: /s/ Gary W. Pace
     Title:                               -----------------------------
                                           Name:    Gary W. Pace
                                       Title:     President


     Attest:                           CLINTEC NUTRITION COMPANY


     _________________________         By: /s/ T.C. Rojahn
     Title:                                -----------------------------
                                           Name: T.C. Rojahn
                                       Title:    Vice President